UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Employment Agreement with David Brant

On March 1, 2007, Airspan Networks Inc. (the “Company”) entered into an employment agreement with David Brant relating to Mr. Brant’s service as Senior Vice President and Chief Financial Officer of the Company (the “Agreement”). Mr. Brant’s service in these capacities began on January 1, 2007. Until February 1, 2007, Mr. Brant was compensated under the terms of an employment agreement with the Company dated January 21, 1998, and amended as of February 15, 2001 (the “Prior Agreement”). The Agreement replaces the Prior Agreement.

Under the Agreement, Mr. Brant will receive a base salary of $274,000 per year, effective from February 1, 2007, subject to periodic review and adjustment by the Company’s Board of Directors. The Agreement also provides for Mr. Brant to receive a grant, effective on March 2, 2007, of 6,000 restricted shares of the Company’s common stock. The restricted shares will be granted pursuant to the terms and conditions of the Airspan Omnibus Equity Compensation Plan (the “Plan”). Of the restricted shares, 2,400 will have time-based vesting and will vest as follows: 25% on August 1, 2008, 25% on August 1, 2009, and 50% on February 1, 2011. The remaining 3,600 shares will have performance-based vesting and will vest as follows, subject to the achievement by the Company of performance targets determined in accordance with the Plan: 50% on August 1, 2008, and 50% on August 1, 2009.

The Agreement also provides for Mr. Brant to receive a non-qualified option to purchase 20,000 shares of the Company’s common stock, effective March 2, 2007 (the “Option”). The Option will be granted pursuant to the terms and conditions of the Plan. The exercise price of the Option will be equal to the closing sale price of the Company’s common stock on March 2, 2007, the date of the grant. The Option will have a term of ten years, except as described in the next succeeding paragraph. The shares subject to the Option will become exercisable as follows: 25% on March 2, 2008, with the remaining 75% to become exercisable in monthly increments over the three years following the grant date of the Option.

The Agreement has no specified term. If the Company terminates Mr. Brant’s employment without Cause, or if Mr. Brant terminates his employment with Good Reason, he will be entitled under the Agreement to receive severance in the amount of twelve months of his base salary as of the date of his termination, to be paid over the twelve-month period following his termination and in the currency and country of his choice. In addition, if there is a Change of Control of the Company and, within one year of the effective date of the Change of Control, the Company terminates Mr. Brant’s employment or Mr. Brant voluntarily terminates his employment because he is required to relocate from the Company’s Boca Raton, Florida office or his duties and responsibilities are changed in a material way, Mr. Brant is entitled under the Agreement to receive severance in the amount of twelve months of the total cash compensation (including any bonuses) that would have been payable to him in the twelve-month period following termination. If Mr. Brant is terminated by the Company for Cause or he voluntarily terminates his employment with the Company without Good Reason, any options granted to Mr. Brant under the Plan that have not vested prior to the date of termination will expire. Under certain circumstances in connection with a change in control, the options will be subject to acceleration with respect to 50% of any remaining unvested options.

The terms “Cause,” “Good Reason” and “Change of Control” are defined in the Agreement.

The Agreement also provides that Mr. Brant is entitled to participate in the Company’s Bonus Plan for 2007 and to other benefits, including vacation, healthcare, and a contribution of 7.5% of salary paid to his chosen United Kingdom pension arrangements, in lieu of 401(k) plan and Company matching benefits. In addition, the Agreement provides for the Company to reimburse Mr. Brant for reasonable relocation expenses pursuant to the relocation agreement described below.

Relocation Agreement with David Brant

On March 1, 2007, the Company entered into a relocation agreement with Mr. Brant in connection with his move to Boca Raton, Florida to begin service as Senior Vice President and Chief Financial Officer of the Company (the “Relocation Agreement”). The Relocation Agreement provides for: (1) temporary living accommodations for Mr. Brant in the United States, arranged through the Company, for a maximum of $6,000 per month and an overall maximum of $40,000, and reimbursement of living expenses during the period of time in which temporary living accommodations are offered, (2) reimbursement of expenses, including moving expenses and the costs of obtaining a work visa for Mr. Brant and visas for Mr. Brant’s family, (3) a disturbance allowance equal to one month of salary upon Mr. Brant’s arrival in the United States, (4) repatriation costs up to a maximum of $20,000 in the event Mr. Brant is terminated without cause, if his position becomes redundant, or if he resigns after a minimum of 24 months from the date of the Relocation Agreement, (5) costs for school fees for school years starting in 2007 and 2008 up to a maximum of $25,000 per year, and (6) travel to the United Kingdom for Mr. Brant and his family up to a maximum of $12,000 per year.

Item 2.02. Results of Operations and Financial Condition.

On February 28, 2007, the Company issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2006. A copy of the press release is furnished under Item 9.01 below, as Exhibit 99.1 to this Current Report on Form 8-K.

In the Company’s fourth quarter earnings conference call held at 5:00 p.m. on February 28, 2007 following the Company’s earnings release filed as Exhibit 99.1 to this Current Report on Form 8-K, the Company’s President and Chief Executive Officer, Eric Stonestrom, made the following comments:

•	We continue to target the mid-30% range [for gross margins] in 2007.

•	We expect OEM channels to contribute approximately 15-20% of the 2007 sales and in 2006 they comprised only 3% of our sales and the bulk of that in the second half.

•
From 2005 to 2006 revenues from WiMAX went from less than 5% of total revenues in 2005 to approximately 35% of revenues. Stripping out our Proximity business, the balance of our revenue increased by 96% from 2005 to 2006. We expect the WIMAX growth to continue in 2007 and we have a target of $75 million of full year WIMAX sales.

•
The legacy businesses of Proximity, ASX, and AStone are in decline and these businesses fell by approximately half in 2006 from 2005, representing a decline of about $32 million. We expect this decline to continue as we phase these products out. As an example, we expect less than $6.5 million of combined revenue from these products in the first quarter of 2007, down from $11 million in the fourth quarter of 2006 and down from $13.2 million compared to the first quarter of 2006. While we do not know the full year forecast for these products, we can expect additional declines.

•
We are targeting to have a profitable quarter, excluding FAS123 and amortization, within 2007, and this requires a revenue run rate of between $38 million and $43 million and a continuation of gross margin improvement. We are focused on this as a Company but continue to believe that ongoing investment in product R&D and market presence is another critical goal.

In the same conference call David Brant, Chief Financial Officer of the Company, made the following comments:

•
The increase in sales in the fourth quarter over the prior year was due to lower Proximity sales to Axtel - which was partially offset by the increase in WiMAX revenues. Proximity revenue accounted for 55% of the fourth quarter 2005 revenue but only 25% of the fourth quarter 2006 revenue. The 15% increase over the third quarter 2006 was due to increased WiMAX revenues as our products continue to gain traction.

•	In 2007 we do not expect WipLL revenues to increase from their 2006 levels.

•	Geographically,

➢	30% of our revenue was derived from customers in Asia,

➢	40% from Mexico, South and Central America and the Caribbean,

➢	18% from Europe,

➢	8 % from the United States and Canada, and

➢	4 % from Africa and the Middle East.

•
Our payment terms for Proximity have been very short - less than 30 days - and as Proximity has been replaced by WipLL and WiMAX sales as the main revenue drivers. Our payment terms on those products have extended and can exceed more than 90 days, and accordingly our level of receivables has increased.

An audio replay of the fourth quarter earnings conference call is available for 30 days. The U.S. toll-free number for the replay is 1-800-642-1687 and the international access number for the replay is +1-706-645-9291. Please use access code 5613108.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1) As described in Item 1.01 above, on March 1, 2007 the Company entered into an employment agreement with David Brant. The material terms of the agreement are described in Item 1.01.

(2) On February 28, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Company took the following actions with respect to executive compensation:

(a) The Committee ratified and approved target bonus amounts and the performance criteria applicable to the Company’s 2007 bonus plan that certain Company employees, including its executive officers, are eligible to earn for 2007 (the “Bonus Plan”).

Bonuses payable to participants under the Bonus Plan are based on a formula that takes into account the Company’s achievement of certain performance goals established by the Committee and each participant’s position within the Company. The performance goals are based on targets relating to the Company’s revenue and gross profit margin in 2007 and product-specific revenue targets. A participant’s bonus ranges from 20% to 60% of salary for 100% achievement of performance goals.

Assuming the Company meets all performance goals specified in the Bonus Plan, the components related to revenue and achievement of product-specific revenue targets would each dictate 30% of the amount of each participant’s bonus award, and the component related to gross profit margin would dictate 40%. Actual bonuses payable may be higher or lower depending on the Company’s level of success with respect to each of the performance goals.

Payment of portions of quarterly financial goal bonuses, if any, are expected to be made in cash in quarterly installments, after approval by the Committee. Actual amounts payable under the Bonus Plan can range from 25% to 200% of the target amount, based upon the extent to which performance under each of the foregoing criteria meets, exceeds, or is below target.

(b) The Committee approved grants of restricted shares with time-based and performance-based vesting for its executives, effective on March 2, 2007, including the following grants to named executive officers of the Company:

Name	Position	Number of Shares of Time-Based Shares	Number of Shares of Performance-Based Shares

Eric D. Stonestrom	President and Chief Executive Officer	19,200	28,800
David Brant	Senior Vice President and Chief Financial Officer	10,400	15,600
Alastair Westgarth	Senior Vice President and Chief Technology Officer	8,000	12,000
Henrik Smith-Petersen	President, Asia Pacific	4,000	6,000
Arthur Levine	Vice President, Finance and Controller	1,600	2,400

The share numbers for Mr. Brant include the shares granted to Mr. Brant under the Agreement described under Item 1.01 above.

The grants of restricted shares will be made pursuant to the terms and conditions of the Plan. The restricted shares with time-based vesting (the “Restricted Shares”) will vest as follows: 25% on August 1, 2008, 25% on August 1, 2009, and 50% on February 1, 2011. The restricted shares with performance-based vesting (the “Deferred Shares”) will vest as follows, subject to the achievement by the Company of certain performance targets: 50% on August 1, 2008, and 50% on August 1, 2009.

The Restricted Shares are subject to forfeiture upon a termination of the executive’s employment for any reason other than on account of the executive’s death or permanent and total disability. The vesting of the Restricted Shares is subject to acceleration in the event of the executive’s death or permanent and total disability, and in the event of a change in control of the Company.

The Deferred Shares are subject to the achievement by the Company of the performance goals established pursuant to the Plan. The Deferred Shares are also subject to forfeiture upon a termination of the executive’s employment for any reason other than on account of the executive’s death or permanent and total disability. The vesting of the Deferred Shares is subject to acceleration in the event of the executive’s death or permanent and total disability and in the event of a change in control of the Company, except to the extent all or a portion of the Deferred Shares have already been forfeited as a result of the Company’s failure to achieve the related performance goal.

(c) The Committee approved grants, effective March 2, 2007, of non-qualified stock options to the named executive officers listed in the table below. The number of options indicated for Mr. Brant includes the options granted to Mr. Brant under the Agreement described under Item 1.01 above. The grants will be made pursuant to the terms and conditions of the Plan. The exercise price of the options will be equal to the closing sale price of the Company’s common stock on March 2, 2007, the date of the grant, as reported on the NASDAQ Global Market. Each option grant will have a term of ten years. The shares subject to each option grant will vest as follows: 25% on March 2, 2008, with the remaining 75% to become exercisable in monthly increments over the three years following the grant date. Under certain circumstances in connection with a change in control, the options will be subject to acceleration with respect to 50% of any remaining unvested options. If the executive’s employment is terminated for any reason other than as a result of the executive’s death or permanent and total disability, the executive will have 90 days to exercise the options before they expire, to the extent of any options vested as of the date of termination. In the event the executive’s employment is terminated due to the executive’s permanent and total disability, the option may be exercised within one year of the date of termination, to the extent of any options vested as of the date of termination. In the event the executive dies while employed by the Company or within one year after ceasing to be an employee of the Company by reason of disability, any options vested as of the date of termination the option may be exercised within one year after the executive’s death.

Name	Position	Number of Options Awarded

Eric D. Stonestrom	President and Chief Executive Officer	60,000
David Brant	Senior Vice President and Chief Financial Officer	60,000
Alastair Westgarth	Senior Vice President and Chief Technology Officer	45,000
Henrik Smith-Petersen	President, Asia Pacific	35,000
Arthur Levine	Vice President, Finance and Controller	20,000

Item 9.01. Financial Statement and Exhibits.

(d)  Exhibits

99.1 Press Release dated February 28, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

	By:	/s/ David Brant
David Brant Senior Vice President and Chief Financial Officer

Date: March 1, 2007

EXHIBIT INDEX

99.1 Press Release dated February 28, 2007